Exhibit 99.1

Press Release

Capital Automotive Reports Record Second Quarter Results and Increases 2003 Net Income and FFO Guidance by $0.04

MCLEAN, Va., July 22, 2003 — Capital Automotive REIT (Nasdaq: CARS), the nation’s leading specialty finance company for automotive retail real estate, today announced financial results for the second quarter ended June 30, 2003. The Company reported record second quarter revenues, net income and funds from operations (FFO).

Total revenues were $42.5 million for the quarter, a 24% increase from revenues of $34.2 million in the second quarter of 2002. Net income for the quarter increased 16% to $12.7 million as compared to $10.9 million in the same quarter last year. Net income per diluted share increased 5% to $0.40 per share from $0.39 per share in the same quarter last year. FFO for the quarter increased 15% to $23.8 million as compared to $20.7 million for the same quarter last year. FFO per diluted share increased 8% to $0.60 per share from $0.55 per share for the same quarter last year.

Total revenues for the six-month period ended June 30, 2003 were $82.9 million, a 25% increase from revenues of $66.4 million in the same period in 2002. Net income for the six-month period increased 13% to $24.6 million as compared to $21.8 million for the same period last year. Net income per diluted share increased 5% to $0.82 per share from $0.78 per share for the same period last year. FFO for the six-month period ended June 30, 2003 increased 14% to $46.7 million as compared to $40.8 million for the same period last year. FFO per diluted share increased 8% to $1.20 per share from $1.11 per share for the same period last year.

As previously announced, the Company’s Board of Trustees declared a cash dividend of $0.4110 per share for the second quarter. The dividend is payable on August 19, 2003 to shareholders of record as of August 8, 2003. The second quarter dividend is the 22nd consecutive increase in the quarterly dividend and represents an annualized rate of $1.644 per share and a 5.6% yield based on Friday’s closing stock price. The Company’s dividend payout ratio for the second quarter of 2003 was approximately 70% of FFO. The Company reaffirms its 2003 annual dividend guidance of $1.65 per share, of which approximately 15% is estimated to be a return of capital, which is not taxed as ordinary income to its shareholders.

Acquisitions Recap

The Company completed approximately $89.1 million of acquisitions during the second quarter, bringing total acquisitions for the year to approximately $106.2 million. The second quarter acquisitions included two auto malls consisting of seven properties, six other properties and construction fundings. These acquisitions contain 17 automotive franchises located in six states and have a weighted average initial lease term of 14.4 years, with multiple renewal options exercisable at the option of the tenants. The acquisitions were funded from the net proceeds received from the Company’s underwritten public equity offering that closed during the second quarter of 2003 as previously announced, cash on hand and borrowings on the Company’s short-term credit facilities.

A summary of the acquisitions is as follows:

•	Eight properties totaling approximately $54.3 million leased to subsidiaries of UnitedAuto Group, Inc. (NYSE:UAG), (UnitedAuto) located in Florida and Rhode Island. An auto mall, consisting of six properties and located in Rhode Island, has nine franchises (Acura, Audi, Bentley, BMW, Infiniti, Lexus, Mercedes-Benz, Porsche and Volvo). Capital Automotive will also provide up to $20 million of improvement funding to the existing dealerships located in the auto mall. The remaining properties are located in Florida and include an auto mall with four franchises (Chrysler, Jeep, Mazda and Nissan), and an adjacent property with a Toyota franchise. UnitedAuto is one of the largest auto retailers in the U.S. operating 138 franchises in the United States and 72 franchises internationally, primarily in the United Kingdom. As of June 30, 2003, we leased 16 properties to subsidiaries of UnitedAuto, representing approximately 11% of our total annualized rental revenue.

•	Five properties totaling approximately $31.5 million leased to subsidiaries of Asbury Automotive Group, Inc. (NYSE:ABG), (Asbury). These properties are located in California, Florida, Georgia and North Carolina. Three franchises (GMC, Mercedes-Benz and Pontiac) are operated on three of the properties, and Honda and Lexus franchises will be constructed on the remaining properties. The construction of these new facilities will be funded by Capital Automotive. Asbury is one of the largest auto retailers in the U.S. operating 92 automobile retail stores, encompassing 132 franchises for the sale and servicing of 35 different brands of American, European and Asian automobiles. As of June 30, 2003, we leased nine properties to subsidiaries of Asbury, representing approximately 3% of our total annualized rental revenue.

•	Construction fundings, totaling approximately $3.3 million, all of which were transacted with existing tenants.

Commenting on today’s news, Thomas D. Eckert, President and Chief Executive Officer, stated, “We had an outstanding second quarter and first half of 2003. Our tenants continue to perform very well despite the continuing softness in the U.S. economy, the war in Iraq and ongoing threats of terrorism. Our unique business and asset class continue to provide stable and growing cash flows for our shareholders.”

Financing Highlights

As previously announced, on April 25, 2003, the Company completed an underwritten public offering of 2,350,000 of its common shares priced at $26.00 per share. We also granted the underwriters a 15% over-allotment option. The net proceeds totaling $66.4 million were used to fund acquisitions, repay borrowings under our short-term credit facilities and for general corporate purposes.

In June 2003, the Company executed a $100 million revolving construction credit agreement with General Motors Acceptance Corporation. Proceeds will be used to fund construction and improvement financing for existing tenants. The one-year financing, renewable annually, will bear interest at a spread over LIBOR.

The Company recently signed a commitment for $40 million of secured mortgage financing from Bank of America. The Company will use the proceeds to fund additional acquisitions, repay borrowings on its short-term credit facilities and for general corporate purposes. Bank of America’s commitment provides financing to the Company for up to five years at a spread over LIBOR.

Risk Management

As of June 30, 2003, Capital Automotive’s portfolio was 100% occupied and, since its inception, there has never been a rental payment default. On a quarterly basis, the Company performs a credit review of virtually all tenants in its portfolio, utilizing their financial statements. The Company’s rent coverage ratio, which is one of the primary metrics that the Company uses to define the stability of its tenants’ cash flow remains high. As of March 31, 2003, the most recent quarter of analysis, the weighted average operating cash flow of the Company’s tenants exceeded three times the amount of their rental payments. At the end of the second quarter, the Company held lease security deposits and letters of credit totaling approximately $13 million. Additionally, as of June 30, 2003, the Company had accumulated depreciation of approximately $100.4 million representing approximately 6.0% of its real estate portfolio. The weighted average remaining lease term of the portfolio is 11.4 years as of June 30, 2003 and the earliest meaningful lease expirations do not occur until 2008.

The Company’s debt to assets (total assets plus accumulated depreciation) ratio was approximately 60% and debt to total market capitalization was approximately 48% as of June 30, 2003. Of the debt outstanding at June 30, 2003, approximately 92% was substantially match-funded with the related leases. Virtually all of the Company’s long-term debt is secured financing which has a weighted average remaining term of 11.2 years. The Company’s earliest significant long-term debt maturity is not until 2011. For the three months ended June 30, 2003, the Company’s interest coverage and debt service coverage ratios were 2.4 and 1.6, respectively. For the trailing 12 months, the Company’s interest coverage and debt service coverage ratios were 2.5 and 1.6, respectively.

Earnings Guidance

In light of the second quarter results, the Company’s strong acquisition pace, and the current interest rate environment, the Company is raising its earnings guidance. The Company’s new FFO per diluted share guidance for 2003 is $2.38, up from its previous guidance of $2.34 and a 6% increase over 2002. The Company’s net income per diluted share guidance is $1.61, an increase of $0.04 per share from its previous guidance. The Company’s revised 2003 guidance assumes LIBOR rises to 1.5% from current levels for the remainder of this year and additional property acquisitions of approximately $25 to $50 million, depending on the timing of closings.

The Company is also introducing its 2004 FFO guidance, which is a range of $2.45 to $2.50 per diluted share. The Company’s net income per diluted share guidance is $1.65 to $1.69. In addition, the Company expects to pay its shareholders an annual dividend of $1.70 per share for 2004. The 2004 guidance assumes property acquisitions of approximately $125 million, depending on the timing of those acquisitions. The high end of the Company’s earnings guidance assumes LIBOR remains at current levels, which is approximately 1.1%. The low end of the range assumes LIBOR rises ratably from current levels to 3% during 2004. If average LIBOR is greater than 3% for the entire year, the Company's results should fall within the guidance range.

David S. Kay, Senior Vice President and Chief Financial Officer added, “We are extremely pleased with our second quarter results. Our balance sheet has capacity that should enable us to grow our portfolio by nearly $300 million without accessing the equity markets. Approximately 24% of our portfolio, or $410 million, is subject to variable rate leases, which is matched with variable rate debt of $244 million. The investment spreads on our variable rate lease portfolio will change under certain LIBOR conditions. Our strategy of including minimum lease rates in our variable rate leases allows us to garner more investment spread during the current low interest rate environment. As LIBOR rises, our investment spreads will contract from current levels until LIBOR reaches 3.0 to 3.5%. At that time, our variable lease rates and variable debt rates will rise equally with LIBOR.”

About Capital Automotive

Capital Automotive, headquartered in McLean, Virginia, is a self-administered, self-managed real estate investment trust that acquires real property and improvements used by operators of multi-site, multi-franchised automotive dealerships and related businesses. Additional information on Capital Automotive is available on the Company’s Web site at http://www.capitalautomotive.com.

As of June 30, 2003, the Company had invested nearly $1.7 billion in 308 properties, consisting of 426 automotive franchises in 29 states. Approximately 76% of the Company’s total real estate investments are located in the top 50 metropolitan areas in the U.S. in terms of population. Approximately 70% of the Company’s portfolio is invested in properties leased to the “Top 100” dealer groups as published by Automotive News. The properties are leased under long-term, triple-net leases with a weighted average initial lease term of 14.4 years.

Certain matters discussed within this press release are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions, the Company’s future operations will depend on a number of factors that may differ, some materially, from the Company’s assumptions. These factors, which could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements, include risks that our tenants will not pay rent; risks related to our reliance on a small number of tenants for a significant portion of our revenue; risks of financing, such as our ability to meet existing financial covenants and to consummate planned and additional financings on terms that are acceptable to us; risks that our growth will be limited if we cannot obtain additional capital; risks that planned and additional acquisitions may not be consummated; risks related to the automotive industry, such as the ability of our tenants to compete effectively in the automotive retail industry and the ability of our tenants to perform their lease obligations as a result of changes in any manufacturer’s production, supply, vehicle financing, marketing or other practices or changes in the economy generally; risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies and the relative illiquidity of real estate; environmental and other risks associated with the acquisition and leasing of automotive properties; risks related to our status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to our status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and those risks detailed from time to time in the Company’s SEC reports, including its Form 8-K/A filed on February 12, 2003, its annual report on Form 10-K and its quarterly reports on Form 10-Q. The Company makes no promise to update any of the forward-looking statements or to publicly release the results if the Company revises any of them.

Contact Information

David S. Kay
Senior Vice President and Chief Financial Officer
Capital Automotive REIT
703.394.1302

CAPITAL AUTOMOTIVE REIT
UNAUDITED SUPPLEMENTAL FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Statements of Operations:
Revenue:
Rental	$42,083	$34,048	$82,296	$66,176
Interest and other	416	135	639	264

Total revenue	42,499	34,183	82,935	66,440

Expenses:
Depreciation and amortization	7,676	6,245	15,102	12,157
General and administrative	2,393	1,987	4,626	4,110
Interest	16,463	11,634	31,837	21,818

Total expenses	26,532	19,866	51,565	38,085

Income from continuing operations before minority interest	15,967	14,317	31,370	28,355
Minority interest	(3,399)	(3,473)	(6,952)	(6,727)

Income from continuing operations	12,568	10,844	24,418	21,628

Income from discontinued operations	120	70	171	140
Gain on sale of real estate	23	—	58	—

Total discontinued operations	143	70	229	140

Net income	$12,711	$10,914	$24,647	$21,768

Basic earning per share:
Income from continuing operations	$0.41	$0.40	$0.83	$0.80
Net income	$0.41	$0.40	$0.84	$0.81

Diluted earnings per share:
Income from continuing operations	$0.40	$0.38	$0.81	$0.77
Net income	$0.40	$0.39	$0.82	$0.78

Weighted average number of common shares — basic	30,670	27,393	29,481	26,972

Weighted average number of common shares — diluted	31,618	28,559	30,418	28,198

Funds From Operations (FFO):
Net income	$12,711	$10,914	$24,647	$21,768
Adjustments:
Add: Real estate depreciation and amortization	7,658	6,272	15,065	12,215
Add: Minority interest related to income from continuing operations and income from discontinued operations	3,432	3,496	7,001	6,772
Less: Gain on sale of real estate	(23)	—	(58)	—

FFO (A)	$23,778	$20,682	$46,655	$40,755

Basic FFO per share	$0.61	$0.57	$1.23	$1.15

Diluted FFO per share	$0.60	$0.55	$1.20	$1.11

Weighted average number of common shares and units — basic	38,970	36,193	37,873	35,392

Weighted average number of common shares and units — diluted	39,918	37,359	38,811	36,618

Other financial information:
Straight-lined rental income	$1,290	$1,243	$2,485	$2,718

2003 and 2004 Earnings Guidance and Reconciliation of FFO to Net Income:

		Projected Year Ended

	December 31,	December 31, 2004

	2003	Low-End	High-End

Net income	$50,500	$54,200	$55,500
Adjustments:
Add: Real estate depreciation and amortization	30,700	33,000	33,300
Add: Minority interest related to income from continuing operations and income from discontinued operations	13,600	13,800	14,200
Less: Gain on sale of real estate	(60)	—	—

FFO (A)	$94,740	$101,000	$103,000

Weighted average number of common shares used to compute fully diluted earnings per share	31,400	32,900	32,900
Weighted average number of common shares and units used to compute fully diluted FFO per share	39,800	41,200	41,200

Net income per diluted share	$1.61	$1.65	$1.69

FFO per diluted share	$2.38	$2.45	$2.50

(A)  The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under generally accepted accounting principles (GAAP). FFO, as defined under the revised definition adopted in April 2002 by NAREIT and as presented by the Company, is net income (computed in accordance with GAAP) plus depreciation and amortization of assets unique to the real estate industry, plus minority interest related to income from continuing operations and income from discontinued operations and excluding gains from sales of property, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income) and should not be considered an alternative to net income as an indication of our performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure.

Reconciliation of Interest Coverage and Debt Service Coverage Ratios:

	Three months ended	Twelve months ended June
	June 30, 2003	30, 2003
Interest Coverage Ratio:
Net income before minority interest	$16,143	$60,413
Interest Expense	16,463	60,716
Depreciation and amortization	7,676	29,274

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	$40,282	$150,403
Interest Coverage Ratio (EBITDA divided by Interest Expense)	2.4	2.5

Debt Service Coverage Ratio (DSCR):
Interest Expense	$16,463	$60,716
Principal amortization for the period	9,045	30,559

	$25,508	$91,275
DSCR (EBITDA divided by Interest Expense + Principal Amortization)	1.6	1.6

	June 30,	December 31,
	2003	2002

Selected Balance Sheet Data (in thousands)
Real estate before accumulated depreciation	$1,678,174	$1,574,153
Cash and cash equivalents	9,654	7,442
Other assets	63,320	46,398
Total assets	1,650,796	1,542,470
Mortgage debt	1,026,650	898,733
Borrowings under credit facilities	17,552	111,096
Total other liabilities	42,009	35,970
Minority Interest	117,395	116,048
Total shareholders’ equity	447,190	380,623

Total shares outstanding	31,728	28,321
Total shares and units outstanding	39,994	36,881

	June 30,	December 31,
Selected Portfolio Data (unaudited)	2003	2002

Properties	308	292
States	29	28
Land acres	2,207	2,076
Square footage of buildings (in millions)	12.6	11.9
Weighted average initial lease term (in years)	14.4	14.3
Franchises	426	412